SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

May 28, 2003
Date of Report (date of earliest event reported)

Datawave Systems Inc.
(Exact Name of Registrant as Specified in its Charter)

Yukon	0-26698	98-0186455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West 5th Avenue, Vancouver, British Columbia V6K 1H9
(Address of principal executive offices)

604.874.1302
(Registrant's telephone number, including area code)

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ITEM 9. REGULATION FD DISCLOSURE

On January 15, 2003 Integrated Data Corp. ("IDC") acquired 4,027,381 freely tradable shares of the Corporation in private transactions which acquisition constitutes 9.176% of the outstanding shares of the Corporation to bring IDC's total interest in the Corporation to 50.072%. The shares were acquired through share exchange agreements with a number of different shareholders of the Corporation for an aggregate total consideration of 402,738 newly issued shares of IDC common stock that are subject to the restrictions on trading imposed by Rule 144 under the Securities Act of 1933.

On February 7, 2003 Mr. Bernard Pinsky resigned as a Director of the Corporation.

On March 7, 2003 Marc Belsky resigned as the Chief Financial Officer and a Director of the Corporation and John Gunn was appointed the Chief Financial Officer in place of Mr. Belsky. Mr. Gunn is the General Manager, North American Operations and was the Chief Financial Officer prior to Mr. Belsky joining the Corporation. Mr. Syd Franchuk, President of National Money Mart Co., based in Victoria, British Columbia, was appointed a Director of the Corporation.

On March 10, 2003 the Corporation graduated from a Tier 2 Issuer to a Tier 1 Issuer on the TSX Venture Exchange. Tier 1 is for senior companies with the most significant resources. Tier 1 Issuers have fewer filing requirements.

On March 21, 2003 the Corporation signed an agreement that makes it the exclusive supplier of Point-of-Sale Activation (POSA) technology for 7-Eleven Canada Inc. The technology will be used to sell prepaid cellular time, as well as to activate long distance calling cards. 7-Eleven initially agreed to test the POSA technology in their stores and, based on the Corporation's performance, the decision has now been made to roll the program out to all 497 7-Eleven locations in Canada.

On April 9, 2003 the Corporation signed an agreement with Mac's Convenience Stores Eastern Canada. The addition of 609 Mac's convenience stores in Ontario means that 874 Mac's stores now benefit from the Corporation's advanced POSA (Point-of-Sale Activation) system. The Corporation is the exclusive supplier of POSA technology for both long distance and wireless phone card products to Mac's stores from Ontario to British Columbia.

On April 16, 2003 the Corporation signed an agreement with Hachette Distribution Services (Canada) Inc., operators of Relay and Great Canadian News stores. This agreement makes the Corporation the exclusive supplier of POSA technology to approximately 200 stores in airports, hotels and commercial kiosks across Canada..

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWAVE SYSTEMS INC.

By /s/ John Gunn
 John Gunn
Chief Financial Officer

Dated: May 28, 2002